Filed pursuant to Rule 433

Registration Statement No. 333-252662

Issuer Free Writing Prospectus dated March 2, 2021

Relating to Preliminary Prospectus Supplement dated March 1, 2021

INDUS Realty Trust, Inc.

1,750,000 Shares of Common Stock

The following information should be read together with the preliminary prospectus supplement dated March 1, 2021 (including the documents incorporated by reference therein, the “Preliminary Prospectus Supplement”) and the accompanying prospectus dated February 22, 2021. Terms used but not defined herein have the meanings ascribed to them in the Preliminary Prospectus Supplement.

Issuer:	INDUS Realty Trust, Inc.

Ticker Symbol (Exchange):	INDT (The NASDAQ Global Market)

Base Shares Offered:	1,750,000 shares of common stock

Underwriters Option to Purchase Additional Shares:	262,500 shares of common stock

Price to public:	$60.00 per share

Trade Date:	March 3, 2021

Expected Closing Date:	March 5, 2021

CUSIP:	45580R103

Underwriters:	Joint Book-Running Managers:
Morgan Stanley & Co. LLC
Citigroup Global Markets Inc.
Book-Running Manager:
Robert W. Baird & Co. Incorporated
Co-Managers:
BTIG, LLC
JMP Securities LLC
J.P. Morgan Securities LLC

The issuer has been informed by Morgan Stanley & Co. LLC (“Morgan Stanley”) that Morgan Stanley purchased 288 shares of the issuer’s common stock on behalf of the underwriters of this offering at a price of $60.00 per share on March 2, 2021 in pre-stabilization activities.

The issuer has filed a registration statement (including a base prospectus dated February 22, 2021) and a preliminary prospectus supplement dated March 1, 2021 with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the base prospectus in that registration statement and the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus and related preliminary prospectus supplement if you request them from by contacting Morgan Stanley, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, by emailing prospectus@morganstanley.com or Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, at (800) 831-9146 or by emailing prospectus@citi.com.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.